Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”.)

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of XPDB and Legacy Montana, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). XPDB has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023, assumes that the Business Combination occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, assume that the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of XPDB was derived from the audited financial statements of XPDB as of and for the year ended December 31, 2023, which are incorporated by reference. The historical financial information of Legacy Montana was derived from the audited financial statements of Legacy Montana as of and for the year ended December 31, 2023, which are incorporated by reference. This information should be read together with XPDB’s and Legacy Montana’s audited financial statements, and related notes, the sections titled “XPDB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legacy Montana Technologies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference.

Description of the Business Combination

On June 5, 2023, XPDB and Merger Sub entered into the Merger Agreement with Legacy Montana.

On March 15, 2024, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Montana, with Legacy Montana surviving the Merger as a wholly owned subsidiary of XPDB.

As part of the Business Combination, Legacy Montana equityholders received consideration (“Merger Consideration”). After giving effect to the conversion of all outstanding Legacy Montana preferred units into Legacy Montana Class B common units, which occurred prior to the effective time of the Merger, the Merger Consideration were paid (i) in the case of holders of Legacy Montana Class B common units and Legacy Montana Class C common units, in the form of newly issued shares of Class A common stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A common stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Legacy Montana Class A common units, in the form of newly issued shares of Class B common stock, with a $10.00 value ascribed to each such share and which entitles the holder thereof to a number of votes per share such that the Legacy Montana Equityholders as of immediately prior to the Closing, immediately following the Closing, collectively owned shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, (iii) in the case of holders of Legacy Montana options, each outstanding Legacy Montana option, whether vested or unvested, were converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Legacy Montana option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A common stock (rounded down to the nearest whole share) equal to the product of (x) the number of Legacy Montana common units underlying such option immediately prior to the Closing and (y) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Legacy Montana common unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement, and (iv) in the case of holders of Legacy Montana warrants, each outstanding Legacy Montana warrant were converted into a warrant to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Legacy Montana warrant immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A common stock equal to the product of (x) the number of Legacy Montana common units underlying such warrant immediately prior to the Closing and (y) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share equal to (A) the exercise price per Legacy Montana common unit underlying such warrant immediately prior to the Closing divided by (B) the number of shares of Class A common stock issued in respect of each Legacy Montana common unit in the Business Combination pursuant to the Merger Agreement.

The holders of Legacy Montana equity securities (“Eligible Equityholders”) have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) (“Earnout Shares”) only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Legacy Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of a majority of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate annualized EBITDA (“Annualized EBITDA”) of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares is capped at $200 million (“Maximum Earnout Milestone Amount”) and the ability to receive Earnout Shares expires on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving has sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Legacy Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Legacy Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Legacy Montana options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Legacy Montana option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

If the conditions for payment of the Earnout Shares are satisfied and assuming all originally designated holders of Legacy Montana options are then still providing services to the Post-Combination Company on the date such condition is met, approximately 21% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana options (subject to the holder’s continued service with the Post-Combination Company or its subsidiaries through the applicable payment date) and 79% of the aggregate Earnout Shares will be payable to the holders of Legacy Montana common units, in accordance with their respective pro rata share immediately following the Closing.

Immediately prior to the Closing, 100% of the total outstanding Legacy Montana Class A common units and 7% of the total outstanding Legacy Montana Class B common units (or an aggregate of approximately 18% of the total outstanding Legacy Montana Class A units and Legacy Montana Class B units in the aggregate) were held by unitholders that continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Legacy Montana options who continues as directors, officers or employees of the Post-Combination Company (whose responsibilities include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Legacy Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The Earnout Shares to the holders of Legacy Montana options are subject to ASC 718 and were accounted for as post-combination compensation cost.

Upon the Closing of the Business Combination, and following the conversion of the XPDB Class B common stock to Class A common stock, the Sponsor beneficially owns 7,097,500 shares of Class A common stock, of which (i) 5,716,764 shares automatically vested (and shall not be subject to forfeiture) at the Closing and (ii) 1,380,736 shares (“Subject Vesting Shares”) shall be vested and no longer be subject to forfeiture as follows:

1)	During the Vesting Period, a portion of the Subject Vesting Shares shall vest, from time to time, simultaneously with any Earnout Stock Payment, with the number of vesting shares calculated as (A) the aggregate number of Subject Vesting Shares outstanding immediately after the Closing multiplied by (B) the fraction of (x) the applicable Earnout Milestone Amount divided by (y) the Maximum Earnout Milestone Amount; and

2)	(A) 690,368 shall vest at such time that the volume weighted average price of Class A common stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30 consecutive trading day period during the vesting period; or (B) if, prior to the $12.00 vesting time, any Subject Vesting Shares have vested simultaneously with any Earnout Stock Payment, then (x) if the number of Subject Vesting Shares that have vested exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested is less than 690,368 (the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

3)	Any remaining Subject Vesting Shares shall vest in full at the same time that the volume weighted average price of Class A common stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period.

The Subject Vesting Shares do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the issuer’s stock. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

On March 8, 2024, XPDB and Rice Investment Group (“Rice”) entered into a subscription agreement pursuant to which XPDB agreed to sell 588,235 shares of Class A common stock to Rice for an aggregate purchase price of approximately $5.0 million, contingent on the Closing of the Business Combination. The subscription agreement provides that, subject to certain conditions set forth therein, XPDB may be required to issue to Rice up to an additional 840,336 shares of Class A common stock (“True Up Shares”) if the trading price of the Class A common stock falls below the per share purchase price within one year of the Closing of the Business Combination. The True Up Shares are considered a variable-share obligation under ASC 480-10-25-14, and as a result were accounted for as a liability.

The following table illustrates varying ownership levels of the Post-Combination Company immediately following the Business Combination(1):

Equity Capitalization Summary	Shares	%
Legacy Montana Class A Equityholders	4,759,642	8.8%
Legacy Montana Class B Equityholders	41,061,814	76.3%
XPDB public stockholders	226,195	0.4%
Initial stockholders(2)	7,187,500	13.4%
Rice	588,235	1.1%
Total common stock	53,823,386	100.0%

(1)	The table does not include the 14,375,000 shares underlying XPDB public warrants, the 11,125,000 shares underlying private placement warrants, and the 1,305,044 shares underlying Legacy Montana Options.

(2)	1,380,736 shares shall only vest and no longer be subject to forfeiture under the achievement of certain milestone and stock price metrics.

Accounting Treatment

The Business Combination was accounted for as a reverse recapitalization in accordance with Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, although XPDB acquired all of the outstanding equity interests of Legacy Montana in the Business Combination, XPDB was treated as the “acquired” company and Legacy Montana was treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Legacy Montana.

Legacy Montana was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The Legacy Montana Equityholders have the greatest voting interest in the Post-Combination Company;

●	The Post-Combination Company Board has six members, and Legacy Montana nominates the majority of the members of the Post-Combination Company Board at Closing;

●	Legacy Montana comprises the ongoing operations of the Post-Combination Company;

●	Legacy Montana’s existing senior management is the senior management of the Post-Combination Company; and

●	The intended strategy and operations of the Post-Combination Company continues Legacy Montana’s current strategy and operations.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, are based on the audited historical financial statements of XPDB and Legacy Montana. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2023
(in thousands, except share and per share data)

	Legacy Montana (Historical)	XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets:
Current assets:
Cash	$376	$59	$2,455	(C)	$38,755
			(4,000)	(D)
			(8,500)	(E)
			8,725	(N)
			34,640	(O)
			5,000	(P)

Prepaid expenses and other assets	127	—	—		127
Total current assets	503	59	38,320		38,882
Operating lease right-of-use asset	50	—	—		50
Property and equipment, net	4	—	—		4
Investments held in Trust Account	—	114,642	510	(A)	—
			(112,697)	(B)
			(2,455)	(C)
Total Assets	$557	$114,701	$(76,322)		$38,936

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,519	$696	$2,579	(E)	$5,794
Accrued expenses	3,644	5,738	(6,220)	(E)	3,162
Other accrued expenses	244	—	—		244
Operating lease liability	22	—	—		22
Advance from related party	—	900	—		900
Excise Tax payable	—	1,881	1,127	(M)	3,008
Income tax payable	—	172	—		172
Franchise tax payable	—	124	—		124
Total current liabilities	6,429	9,511	(2,514)		13,426
Earnout Shares liability	—	—	60,105	(K)	60,105
Subject Vesting Shares liability	—	—	11,792	(L)	11,792
True Up Shares liability	—	—	555	(Q)	555
Operating lease liability, non-current	27	—	—		27
Deferred underwriting commissions	—	6,038	(6,038)	(D)	—
Total Liabilities	6,456	15,549	63,900		85,905

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2023
(in thousands, except share and per share data) — (Continued)

	Legacy Montana (Historical)	XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
XPDB Class A common stock subject to possible redemption, 10,608,178 shares at redemption value	—	114,129	510	(A)	—
			(112,697)	(B)
			(1,942)	(H)
Stockholders’ Equity (Deficit)
XPDB preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—
XPDB Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—	4	(F)	5
			—	(H)
			1	(J)
			—	(P)
XPDB Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued or outstanding	—	1	—	(F)	—
			(1)	(J)
Legacy Montana members contribution	2,109	—	(2,109)	(F)	—
Legacy Montana preferred units	9,158	—	(9,158)	(F)	—

Subscription receivable	—	—	(6,000)	(O)	(6,000)
Additional paid-in capital	—	—	(556)	(E)	—
			11,263	(F)
			(17,759)	(G)
			1,942	(H)
			516	(I)
			(60,105)	(K)
			(11,792)	(L)
			(1,127)	(M)
			8,725	(N)
			40,640	(O)
			5,000	(P)
			(555)	(Q)
			23,808	(R)
Accumulated deficit	(17,166)	(14,978)	2,038	(D)	(40,974)
			(4,303)	(E)
			17,759	(G)
			(516)	(I)
			(23,808)	(R)
Total stockholders’ equity (deficit)	(5,899)	(14,977)	(26,093)		(46,969)
Total Liabilities and Stockholders’ Equity (Deficit)	$557	$114,701	$(76,322)		$38,936

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)

	Legacy Montana (Historical)	XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
General and administrative expenses	$7,541	$5,890	$4,303	(CC)	$18,250
			516	(DD)
General and administrative expenses – related party	—	240	(240)	(BB)	—
Franchise tax expenses	—	200	—		200
Depreciation and amortization	4	—	—		4
Research and development	3,306	—	—		3,306
Sales and marketing	540	—	—		540
Total operating expenses	11,391	6,330	4,579		22,300

Loss from operations	(11,391)	(6,330)	(4,579)		(22,300)

Other income:
Interest from investments held in Trust Account	—	9,126	(9,126)	(AA)	—
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	205	2,038	(EE)	2,243
Interest income	12	—	—		12
Total other income	12	9,331	(7,088)		2,255
Net (loss) income before income taxes	(11,379)	3,001	(11,667)		(20,045)
Income tax expense	—	(1,759)	1,759	(FF)	—
Net (loss) income	$(11,379)	$1,242	$(9,908)		$(20,045)
Basic and diluted net loss per common unit	$(7.23)
Basic and diluted net loss per preferred unit	$(7.25)
Basic and diluted net income per share, Class A common stock		$0.05
Basic and diluted net income per share, Class B common stock		$0.05
Weighted average number of common shares outstanding, basic and diluted					53,823,386
Net loss per common share, basic and diluted					$(0.37)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Legacy Montana was determined to be the accounting acquirer, primarily due to the fact that Legacy Montana Equityholders continue to control the Post-Combination Company. Under this method of accounting, although XPDB acquired all of the outstanding equity interests of Legacy Montana in the Business Combination, XPDB was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Legacy Montana.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, assumes that the Business Combination and related transactions occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

●	XPDB’s audited balance sheet as of December 31, 2023 and the related notes for the year ended December 31, 2023, incorporated by reference; and

●	Legacy Montana’s audited consolidated balance sheet as of December 31, 2023 and the related notes for the year ended December 31, 2023, included as an exhibit to the Form 8-K.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

●	XPDB’s audited statement of operations for the year ended December 31, 2023, and the related notes, incorporated by reference; and

●	Legacy Montana’s audited consolidated statement of operations for the year ended December 31, 2023, and the related notes, included as an exhibit to the Form 8-K.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that XPDB believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. XPDB believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of XPDB and Legacy Montana.

2. Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company has not identified differences between the accounting policies of the two entities which have a material impact on the financial statements of the Post-Combination Company. Based on its analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. XPDB has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Legacy Montana and XPDB have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the period presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

(A)	Reflects interest income earned in the trust account through the Closing.

(B)	Reflects the redemption of 10,381,983 shares of XPDB Class A common stock at a redemption price of $10.85 per share upon the Business Combination, resulting in a redemption payment of $112.7 million from the trust account to XPDB public stockholders.

(C)	Reflects the transfer of investments held in the trust account to cash.

(D)	Reflects the settlement of the capital markets advisory fee to Barclays Capital Inc (“Barclays”).

(E)	Represents transaction costs incurred by XPDB and Legacy Montana of approximately $9.0 million and $3.0 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

For the XPDB transaction costs, $4.7 million has been accrued as of the pro forma balance sheet date. The remaining amount of $4.3 million is reflected as an adjustment to accumulated losses. The XPDB estimated transaction costs exclude the deferred underwriting commissions included in (D) above.

For the Legacy Montana transaction costs, $2.5 million has been accrued as of the pro forma balance sheet date. The remaining amount of $0.6 million is included as an adjustment to additional paid-in capital.

(F)	Represents the issuance of 41,061,814 shares of Class A common stock and 4,759,642 shares of Class B common stock to the existing Legacy Montana Equityholders (excluding 1,305,044 shares underlying the Legacy Montana options).

(G)	Reflects the elimination of XPDB’s historical accumulated deficit after recording the settlement of the capital markets advisory fee as described in (D) above, the transaction costs as described in (E) above and the stock-based compensation as described in (I) below.

(H)	Reflects the reclassification of 226,195 shares of XPDB Class A common stock subject to possible redemption to permanent equity.

(I)	Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to certain of XPDB’s directors in 2021.

(J)	Reflects the conversion of XPDB Class B common stock into XPDB Class A common stock at the Business Combination.

(K)	Reflects the obligation to issue Earnout Shares to Legacy Montana Equityholders (excluding the shares to be issued to holders of Legacy Montana options) upon the achievement of certain earnout milestones. A maximum of 20,000,000 Earnout Shares will be issued to the Eligible Equityholders upon the achievement of the applicable milestones. The earnout provision of the Agreement requires holders of Legacy Montana options to remain in continued employment or provide services to the Post-Combination Company in order to be eligible for their Earnout Shares and in order for their Earnout Shares to vest, therefore management determined that the Earnout Shares going to holders of Legacy Montana options are subject to accounting under ASC 718 and would be accounted for as post-combination compensation expense. Furthermore, there are three individuals who hold Legacy Montana Class A common units and Legacy Montana Class B common units who currently serve as officers of or service providers to Legacy Montana and are expected to serve as executive officers of or service providers to the Post-Combination Company, and who are also holders of Legacy Montana options. As the Merger Agreement includes an explicit service condition requiring holders of Legacy Montana options to remain in continued employment with or provide services to the Post-Combination Company in order to be eligible to receive the Earnout Shares relating to such options, we believe this also creates an in-substance service period with respect to the Earnout Shares that they are eligible to receive with respect to their Legacy Montana Class A common units and Legacy Montana Class B common units. For these three individuals we will treat all of their Earnout Shares (that is, the Earnout Shares received for being holders of Legacy Montana options, Legacy Montana Class A units and Legacy Montana Class B units) as a post-combination compensation expense given their involvement is considered critical to the success of Legacy Montana’s business plan and the achievement of the EBITDA required to trigger the payout the Earnout Shares.

We then evaluated the remaining holders of Legacy Montana Class A common units and Legacy Montana Class B common units (who are not holders of Legacy Montana options) to determine whether such Earnout Shares are compensatory. The purpose of providing an earnout to all existing Legacy Montana unitholders is to reward these individuals for their prior investment in the successful development of a prototype AirJoule unit. In concluding that the Earnout Shares for these remaining unitholders (who are not holders of Legacy Montana options) should be treated as contingent consideration, we analyzed the factors in ASC 805-10-55-25.

The settlement of the Earnout Shares to the holders of Legacy Montana common units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

The pro-forma estimated fair value of the Earnout Shares was determined with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and stock price at expected commission dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50 million of Annualized EBITDA per production line, with six production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated commission date. Earnout mechanics at each estimated commission date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the valuation date utilizing a risk-free rate commensurate with the overall term. Expected EBITDA assumes that each production line will achieve equivalent production generating $50 million of Annualized EBITDA. The commission dates used reflected XPDB’s management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. Assumptions such as risk-free rate, stock price, volatility, and discount rate were based on market data. See the following summary of inputs:

Monte Carlo simulation starting stock price	$10.00
Simulation term (years)	5.0
Simulation term risk-free rate	4.2%
Selected discount rate	25.0%
Selected asset volatility	35.0%
Selected equity volatility	35.0%

The fair value of the Earnout Shares will be determined by updating the valuation, utilizing the mechanics and methodology described above. At each valuation date, company management will assess the EBITDA forecast and commission dates and provide any updates to the assumptions based on known or knowable information as of the valuation date. Market dependent assumptions such as volatility, discount rate, risk-free rate, and stock price will be updated at each valuation date and adjusted as applicable. Additionally, the term will be adjusted for the passage of time at each valuation date and any payments achieved and paid in prior periods, if applicable.

The estimated fair value of the Earnout Shares ($76 million) represents approximately 4,541,218 Earnout Shares.

While we will need to assess the facts and circumstances related to the Earnout Shares at each future valuation date, the two largest drivers of the fair value of the Earnout Shares are the forecasted EBITDA metrics and the future stock price at each future date. Adjusting EBITDA up and down 20% would yield a range of possible outcomes from approximately $101 million (or approximately 6,691,512 Earnout Shares) to approximately $50 million (or approximately 2,561,158 Earnout Shares), respectively. Additionally, adjusting the future stock price up and down 20% would yield a range of possible outcomes from approximately $92 million (or approximately 4,541,218 Earnout Shares) to approximately $62 million, respectively (or approximately 4,541,218 Earnout Shares). Given the number of Earnout Shares is determined by the EBITDA forecast, the expected number of units remains unchanged in the stock price sensitivity.

	% of Earnout Pool	Accounting Treatment	Estimated Earn-out Value
			(in thousands)
Holders of Legacy Montana options and those with an in-substance service period	21.3%	post-combination compensation expense	$16,229
Other holders of Legacy Montana Class A and Legacy Montana Class B common units	78.7%	contingent consideration	60,105
Total Earnout value			$76,334

(L)	Reflects the fair value of the Subject Vesting Shares issued to holders of XPDB Class B common stock.

(M)	Reflects the recognition of additional excise tax payable upon the consummation of the Business Combination.

(N)	Reflects the proceeds from issuance of a number of Legacy Montana Class B common units that converted into 1,026,471 shares of XPDB Class A common stock upon the Business Combination.

(O)	Reflects the proceeds from issuance of a number of Legacy Montana Class B common units that converted into 4,781,176 shares of XPDB Class A common stock upon the Business Combination.

(P)	Reflects the proceeds from issuance of 588,235 shares of XPDB Class A common stock upon the Business Combination.

(Q)	Reflects the fair value of the True Up Shares in connection with the issuance of 588,235 shares of XPDB Class A common stock upon the Business Combination.

(R)	Reflects the reclassification among equity to avoid negative additional paid-in capital.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:

(AA)	Represents an adjustment to eliminate interest earned on marketable securities held in the trust account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

(BB)	Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(CC)	Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in (E) above in the aggregate amount of $4.3 million for the direct, incremental costs of the Business Combination expected to be incurred by XPDB, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Post-Combination Company beyond 12 months after the Business Combination.

(DD)	Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to XPDB’s directors in 2021.

(EE)	Reflects gain from the settlement of the capital markets advisory fee to Barclays.

(FF)	Reflects the reversal of income tax expense after giving effect to the Business Combination as if it had occurred on January 1, 2023.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented..

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions by XPDB’s Public Stockholders for the year ended December 31, 2023:

(in thousands, except share and per share data)	Year Ended December 31, 2023
Net loss	$(20,045)
Weighted average shares outstanding of common stock(1)	53,823,386
Net loss per common share, basic and diluted	$(0.37)

(1)	For the purposes of calculating diluted earnings per share, all outstanding XPDB public warrants, private placement warrants, and Legacy Montana options should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.